SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

      Certification  and Notice of  Termination  of  Registration  under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 2-80992-05

                         MAY DRILLING PARTNERSHIP 1983-3
                         MAY LIMITED PARTNERSHIP 1983-3
             (Exact name of registrant as specified in its charter)

      4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237
                          Telephone No.: (303) 850-7373
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                     Units of Participation, $1,000 Per Unit
             (Title of each class of securities covered by the Form)

                                      None
                         Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ X]    Rule 12h-3(b)(1)(ii)   [  ]
Rule 12g-4(a)(1)(ii)       [  ]    Rule 12h-3(b)(2)(i)    [  ]
Rule 12g-4(a)(2)(i)        [  ]    Rule 12h-3(b)(2)(ii)   [  ]
Rule 12g-4(a)(2)(ii)       [  ]    Rule15d-6              [  ]
Rule 12h-3(b)(1)(i)        [  ]

Approximate number of holders of record as of the certification or notice date:0

Pursuant to the requirements of the Securities Exchange Act of 1934 May Drilling Partnership 1983-3 May Limited Partnership 1983-3 has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 11,1999                           BY: /s/Thomas J. Jung
                                                  Thomas J. Jung
                                                  Vice President
                                                 (Principal Accounting Officer)